As filed with the Securities and Exchange Commission on February 19, 2020
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CATERPILLAR INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	37-0602744 (IRS Employer Identification No.)
510 Lake Cook Road, Suite 100 Deerfield, Illinois 60015 (Address of Principal Executive Offices, Including Zip Code)

Caterpillar Inc. Supplemental Deferred Compensation Plan
(Full Title of the Plan)

Suzette M. Long
Chief Legal Officer, General Counsel and Corporate Secretary
Caterpillar Inc.
510 Lake Cook Road, Suite 100
Deerfield, Illinois 60015
(224) 551-4000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations	$226,000,000(1)	100%	$226,000,000	$29,335(2)
(1) The deferred compensation obligations (the “Deferred Compensation Obligations”) being registered are unsecured obligations of Caterpillar Inc. (the “Registrant”) to pay deferred compensation in the future in accordance with the terms and conditions of the Caterpillar Inc. Supplemental Deferred Compensation Plan, as may be amended from time to time.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

Registration Statements on Form S-8 were filed with the Securities and Exchange Commission (the “SEC”) on March 23, 2007 (File No. 333-141548) and November 2, 2016 (File No. 333-214382) (the “Prior Registration Statements”) to register under the Securities Act of 1933, as amended (the “Securities Act”), among other things, Deferred Compensation Obligations issuable under the Caterpillar Inc. Supplemental Deferred Compensation Plan (the “Plan”).

This Registration Statement on Form S-8 (this “Registration Statement”) has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E to Form S-8 under the Securities Act to register an additional $226,000,000 of Deferred Compensation Obligations issuable under the Plan from time to time. The additional obligations registered by this Registration Statement are of the same class as those securities covered by the Prior Registration Statements. This Registration Statement incorporates by reference the contents of the Prior Registration Statements to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant has filed the following documents with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such documents are hereby incorporated by reference in this Registration Statement:

•    Annual Report on Form 10-K for the fiscal year ended December 31, 2019;
•    Current Report on Form 8-K filed on January 27, 2020; and
•    All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, between December 31, 2019 and the date of the filing of this Registration Statement.

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any information that is furnished but that is deemed not to have been filed) and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities registered hereunder will be passed upon for the Registrant by Jennifer K. Schott, Deputy General Counsel, who is employed by the Registrant and is eligible to participate in the Plan. Ms. Schott owns, directly and indirectly, less than 1% of the outstanding shares of the Registrant’s common stock.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference in this Registration Statement:

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of Caterpillar Inc. effective June 13, 2012 (incorporated by reference from Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2012)
4.2	Bylaws of Caterpillar Inc., as amended and restated on June 8, 2016 (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K filed June 10, 2016)
4.3
Caterpillar Inc. Supplemental Deferred Compensation Plan amended and restated as of May 15, 2017 (incorporated by reference from Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2017)

4.4
First Amendment to the Caterpillar Inc. Supplemental Deferred Compensation Plan, effective as of July 24, 2017 (incorporated by reference from Exhibit 10.28 to the Company's Annual Report on Form 10-K for the year ended December 31, 2017)

4.5
Second Amendment to the Caterpillar Inc. Supplemental Deferred Compensation Plan, dated December 14, 2018 (incorporated by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018)

5.1	Opinion of Jennifer K. Schott, Deputy General Counsel
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Jennifer K. Schott, Deputy General Counsel (included in Exhibit 5.1)
24.1	Powers of Attorney (contained in the signature page to this Registration Statement)

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois on this 19th day of February 2020.

CATERPILLAR INC. (Registrant)
By:	/s/ Suzette M. Long
Suzette M. Long Chief Legal Officer, General Counsel and Corporate Secretary

Each person whose signature appears below constitutes and appoints Suzette M. Long and Jennifer K. Schott, and each of them, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form S-8 (including all amendments, including post-effective amendments, thereto), and any registration statement filed pursuant to Rule 462(b) of the Securities Act in connection with the securities registered hereunder, together with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary and/or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself/she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

February 19, 2020	/s/ D. James Umpleby III	Chairman of the Board and Chief Executive Officer
D. James Umpleby III

February 19, 2020	/s/Andrew R.J. Bonfield	Chief Financial Officer
Andrew R. J. Bonfield

February 19, 2020	/s/ G. Michael Marvel	Chief Accounting Officer
G. Michael Marvel

February 19, 2020	/s/ Kelly A. Ayotte	Director
Kelly A. Ayotte

February 19, 2020	/s/ David L. Calhoun	Presiding Director
David L. Calhoun

February 19, 2020	/s/ Daniel M. Dickinson	Director
Daniel M. Dickinson

February 19, 2020	/s/ Juan Gallardo	Director
Juan Gallardo

February 19, 2020	/s/ William A. Osborn	Director
William A. Osborn

February 19, 2020	/s/ Debra L. Reed-Klages	Director
Debra L. Reed-Klages

February 19, 2020	/s/ Edward B. Rust, Jr.	Director
Edward B. Rust, Jr.

February 19, 2020	/s/ Susan C. Schwab	Director
Susan C. Schwab

February 19, 2020	/s/ Miles D. White	Director
Miles D. White

February 19, 2020	/s/Rayford Wilkins, Jr.	Director
Rayford Wilkins, Jr.